As filed with the Securities and Exchange Commission on September 30, 2024

Registration No. 333-144355
Registration No. 333-167445
Registration No. 333-171127
Registration No. 333-180085
Registration No. 333-216677
Registration No. 333-255469
Registration No. 333-277995

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-144355)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-167445)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-171127)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-180085)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-216677)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-255469)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-277995)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TE Connectivity plc

(Exact name of registrant as specified in its charter)

Ireland	98-1779916
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Parkmore Business Park West,

Parkmore

H91VN2T Ballybrit,

Galway, Ireland

(Address of Principal Executive Offices) (Zip Code)

TE Connectivity plc 2010 Stock and Incentive Plan (Amended and Restated as of September 30, 2024)
TE Connectivity plc 2007 Stock and Incentive Plan (Amended and Restated as of September 30, 2024)
TE Connectivity plc Employee Stock Purchase Plan (Amended and Restated as of September 30, 2024)
TE Connectivity plc Savings Related Share Plan (Amended and Restated as of September 30, 2024)
TE Connectivity plc 2024 Stock and Incentive Plan (Amended and Restated as of September 30, 2024)

(Full title of the plan)

John S. Jenkins Jr.

Executive Vice President and General Counsel

TE Connectivity plc

1050 Westlakes Drive

Berwyn, Pennsylvania 19312

(Name and address of agent for service)

(610) 893-9800

(Telephone number, including area code, of agent for service)

With a copy to:

P.J. Himelfarb, Esq.
Weil, Gotshal & Manges LLP
2001 M. Street, NW
Washington, DC 20036
(202) 682-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This post-effective amendment (the “Amendment”) to the Registration Statements (as defined below) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by TE Connectivity plc, an Irish public limited company (the “Company” or the “Registrant”), as the successor to TE Connectivity Ltd., a company organized under the laws of Switzerland (“Swiss TEL”). Except as modified by this Amendment, this post-effective amendment pertain to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-144355; (ii) Registration No. 333-167445; (iii) Registration No. 333-171127, (iv) Registration No. 333-180085; (v) Registration No. 333-216677; (vi) Registration No. 333-255469; and (vii) Registration No. 333-277995. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This post-effective amendment does not reflect any increase in the number of ordinary shares of the Company, par value $0.01 per share (the “ordinary shares”), issuable pursuant to the plans listed on the cover page hereof above the numbers previously approved and disclosed.

Pursuant to the Merger Agreement, dated March 18, 2024 (the “Merger Agreement”), between the Company and Swiss TEL, Swiss TEL effected the change in its jurisdiction of organization from Switzerland to Ireland (the “Change of Domicile”) by merging with and into the Company, effective as of September 30, 2024. The Merger Agreement was approved by the shareholders of Swiss TEL at the extraordinary general meeting of shareholders held on June 12, 2024. In accordance with the terms of the Merger Agreement, each outstanding Swiss TEL common share was converted into one ordinary share of the Company.

In connection with the Change in Domicile, the Company has amended the plans listed on the cover page (the “Plan Amendments”). The Plan Amendments are filed as exhibits this Amendment and are hereby incorporated by reference into this Amendment. The rights of holders of the Company’s ordinary shares are now governed by the Company’s memorandum and articles of association, each of which is described in the Company’s Form 8-K12B filed with the Securities and Exchange Commission (the “SEC”) on September 30, 2024.

No additional securities are being registered under this Amendment. Registration fees in connection with the Registration Statements were paid at the time of the filing of the applicable Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of these Registration Statements to be contained in the Section 10(a) prospectus is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8 instructions. The documents containing the information specified in Part I will be sent or given to the participants in the TE Connectivity plc 2010 Stock and Incentive Plan, TE Connectivity plc 2007 Stock and Incentive Plan, TE Connectivity plc Employee Stock Purchase Plan, TE Connectivity plc Savings Related Share Plan and TE Connectivity plc 2024 Stock and Incentive Plan, respectively, covered by the applicable Registration Statement as required by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed with the SEC, are hereby incorporated by reference in, and shall be deemed to be a part of, the Registration Statements:

a)	Swiss TEL’s Annual Report on Form 10-K for the fiscal year ended September 29, 2023 filed with the SEC on November 13, 2023 (including the portions of Swiss TEL’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 17, 2024, incorporated by reference therein);

b)	Swiss TEL’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 17, 2024;

c)	Swiss TEL’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2023, filed with the SEC on January 26, 2024, Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2024, filed with the SEC on April 26, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2024, filed with the SEC on July 29, 2024;

d)	Swiss TEL’s Current Reports on Form 8-K filed with the SEC on December 12, 2023, March 14, 2024, March 18, 2024, March 18, 2024, April 25, 2024, June 12, 2024, August 2, 2024 and September 17, 2024; and

e)	The Company’s Form 8-K12B filed with the SEC on September 30, 2024, which includes a description of the Company’s ordinary shares, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into these Registration Statements.

Any statement contained in a document incorporated or deemed to be incorporated by reference in these Registration Statements shall be deemed to be modified or superseded for purposes of these Registration Statements to the extent that a statement contained in these Registration Statements, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in these Registration Statements, modifies or supersedes such prior statement. Any statement contained in these Registration Statements shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in these Registration Statements modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Registration Statements.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

The memorandum and articles of association of the Registrant provide that every director and the company secretary of the Registrant shall be entitled to be indemnified, to the fullest extent permitted by Irish company law, against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation thereto including any liability incurred by them in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as an officer or employee of the Registrant and in which judgment is given in their favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part) or in which they are acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to them by a court.

In respect of any current or former executive officer of the Registrant (excluding any present or former member of the board of directors or any company secretary), or any person who is serving or has served at the request of the Registrant as a director or executive officer of another company, joint venture, trust or other enterprise, including any subsidiary of the Registrant (each individually, a “Covered Person”), the Registrant’s memorandum and articles of association provide that it shall, to the fullest extent permitted by Irish company law, (1) indemnify them against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which they were or are threatened to be made a party, or are otherwise involved (a “proceeding”), by reason of the fact that they were or are a Covered Person; provided, however, that any Covered Person shall not be indemnified by the Registrant against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Registrant, or (b) such Covered Party’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of the Registrant and (2) indemnify each Covered Person in the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Registrant against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Registrant, or for conscious, intentional or willful breach of their obligation to act honestly and in good faith with a view to the best interests of the Registrant, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

In addition, the Registrant has entered into a Deed of Indemnification (the “Irish Indemnification Agreement”) with each of its directors and executive officers (the “Indemnified Persons”) and TE Connectivity Corporation, a Pennsylvania corporation that is a subsidiary of the Registrant (“TEL Management”) has entered an Indemnification Agreement with each of the Indemnified Persons (the “TEL Management Indemnification Agreement,” and, together with the Irish Indemnification Agreement, the “Indemnification Agreement”).

The Indemnification Agreement provides that if an Indemnified Person was, is or becomes a party to, or witness or other participant in, or is threatened to be made a party to, witness or other participant in, or is involved in a proceeding by reason of being a director or officer of the Registrant, then the Registrant and TEL Management will indemnify the Indemnified Person against all expenses, liability or loss to the fullest extent permitted by law. An Indemnified Person will not be entitled to indemnification in connection with a proceeding initiated by an Indemnified Person against the Registrant except in certain circumstances set forth in the Indemnification Agreement. If an Indemnified Person is made or threatened to be made a party to a proceeding by reason of being a director or officer, then the Indemnified Person will be entitled to advancement of reimbursement by TEL Management of reasonable expenses upon receipt of a written affirmation by the Indemnified Person of a good faith belief that the criteria for indemnification pursuant to the TEL Management Indemnification Agreement has been satisfied and a written undertaking by the Indemnified Person to repay all amounts paid or reimbursed by TEL Management if it is ultimately determined that such criteria for indemnification have not been satisfied. No indemnification will be paid pursuant to the Indemnification Agreement, as applicable, (1) on account of any proceeding in which judgment is rendered against an Indemnified Person for an accounting of profits from the purchase or sale of securities of the Registrant pursuant to Section 16(b) of the Exchange Act, (2) if a court finally determines that the indemnification is not permitted under applicable law, (3) on account of any proceeding pursuant to which the Indemnified Person has been convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action had been brought (or, where a jurisdiction does not classify any crime as a felony, a crime which the Indemnified Person is sentenced to imprisonment for a term exceeding one year), (4) in respect of any fraud, dishonesty or intentional or grossly negligent breach of duties of which the Indemnified Person may be guilty in relation to the Registrant, (5) that is expressly prohibited by applicable law (including, with respect to any director or secretary, in respect of any liability expressly prohibited from being indemnified or otherwise limited, including pursuant to section 235 of the Irish Companies Act 2014 (including any successor provisions) (the “Companies Act”), but (i) in no way limiting any rights under sections 233 and 234 of the Companies Act (including any successor provisions) or (ii) to the extent any such limitations or prescriptions are amended or determined by a court of competent jurisdiction to be void or inapplicable, or relief to the contrary is granted, or (6) on account of any proceedings brought by the Registrant or any of its subsidiaries against the Indemnified Person.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Memorandum and Articles of Association of TE Connectivity plc, dated as of September 30, 2024 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K12B filed with the SEC on September 30, 2024)

5.1*	Legal Opinion of Arthur Cox LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Arthur Cox LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney

99.1	TE Connectivity plc 2010 Stock and Incentive Plan (Amended and Restated as of September 30, 2024) (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K12B filed with the SEC on September 30, 2024)

99.2	TE Connectivity plc 2007 Stock and Incentive Plan (Amended and Restated as of September 30, 2024) (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K12B filed with the SEC on September 30, 2024)

99.3	TE Connectivity plc Employee Stock Purchase Plan (Amended and Restated as of September 30, 2024) (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K12B filed with the SEC on September 30, 2024)

99.4	TE Connectivity plc Savings Related Share Plan (Amended and Restated as of September 30, 2024) (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K12B filed with the SEC on September 30, 2024)

99.5	TE Connectivity plc 2024 Stock and Incentive Plan (Amended and Restated as of September 30, 2024) (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K12B filed with the SEC on September 30, 2024)

* Filed herewith.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to these registration statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statements; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in these registration statements or any material change to such information in these registration statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in these registration statements.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in these registration statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions and arrangements exist whereby the Company may indemnify such persons against liabilities arising under the Securities Act, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on September 30, 2024.

TE Connectivity plc
(Registrant)

By:	/s/ Heath A. Mitts
Name:	Heath A. Mitts
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statements have been signed by the following persons on September 30, 2024 in the capacities indicated below.

Signature	Title

/s/ Terrence R. Curtin	Chief Executive Officer and Director (Principal Executive Officer)
Terrence R. Curtin

/s/ Heath A. Mitts	Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)
Heath A. Mitts

/s/ Robert J. Ott	Senior Vice President and Corporate Controller (Principal Accounting Officer)
Robert J. Ott

*	Chairman
Carol A. Davidson

*	Director
Jean-Pierre Clamadieu

*	Director
Lynn A. Dugle

*	Director
William A. Jeffery

*	Director
Syaru Shirley Lin

*	Director
Abhijit Y. Talwalkar

*	Director
Mark C. Trudeau

*	Director
Dawn. C. Willoughby

*	Director
Laura H. Wright

* The undersigned does hereby sign this post-effective amendment to the Registration Statements on behalf of the above-indicated director of TE Connectivity plc pursuant to a power of attorney executed by such director or officer.

By:	/s/ John S. Jenkins, Jr.
John S. Jenkins, Jr.
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this post-effective amendment to the Registration Statements on Form S-8, solely in the capacity of the duly authorized representative of TE Connectivity plc in the United States, on this 30th day of September, 2024.

By:	/s/ John S. Jenkins, Jr.
John S. Jenkins, Jr.
Executive Vice President and General Counsel